Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Cymer, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-16559, No. 333-99975, No. 333-88616, No. 333-67491, No. 333-48242, No. 333-69736, No. 333-58554 and No. 333-109544) on Form S-8 and in the registration statements (No. 333-88496 and No. 333-39101) on Form S-3 of Cymer, Inc. of our report dated January 23, 2004, except for note 18, which is as of February 4, 2004, relating to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Cymer, Inc. Our report refers to a change in the Company’s method of accounting for goodwill in 2002.

/s/ KPMG LLP

San Diego, California

March 10, 2004